Exhibit 99.01

DexCom Inc. Reports First Quarter 2007 Financial Results

SAN DIEGO - (BUSINESS WIRE-May 9, 2007) - DexCom, Inc. (Nasdaq:DXCM) today reported a net loss of $10.9 million or $0.39 per share for the first quarter of 2007, compared to $10.9 million or $0.43 per share for the first quarter of 2006.  The company reported revenues of $1.0 million for the first quarter of 2007 compared to $15,000 for the first quarter of 2006 following the launch of its first product on March 28, 2006.

“We continued to make progress developing the market for our STS system during the quarter and added over 900 new customers, while increasing revenues 21% compared sequentially to the fourth quarter of 2006,” said Steve Kemper, Chief Financial Officer. “We also continued to grow in a cash efficient manner, using only $8.4 million in cash from operations during the quarter.”

Cost of sales increased to $3.1 million for the first quarter of 2007 compared to $2.1 million for the first quarter in 2006. The increase was related to increased sales and higher factory overhead costs. Research and development expense decreased $1.5 million to $4.0 million for the first quarter of 2007, compared to $5.5 million for the first quarter of 2006.  Changes in research and development expense include reduced clinical, regulatory, and tooling costs.  Selling, general and administrative expense increased $1.5 million to $5.4 million for the first quarter of 2007, compared to $3.8 million for the first quarter of 2006.  The increase was primarily due to higher sales and marketing costs as the company continued to launch its STS system in the United States.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 817-2743 (US/Canada) or (913) 981-4915 (International) and use the participant code “5773445” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom has a limited operating history. The company received approval from the FDA for its STS continuous glucose monitor on March 24, 2006, and has only recently launched the sale of this product throughout the United States. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2007, as filed with the Securities and Exchange Commission on May 9, 2007.

FOR MORE INFORMATION:
Steve Kemper
Chief Financial Officer
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Balance Sheets
(In thousands — except share and per share data)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$55,828	$18,167
Short-term marketable securities, available-for-sale	37,348	36,341
Accounts receivable, net	198	120
Inventory, net	1,457	1,413
Prepaid and other current assets	1,251	1,315
Total current assets	96,082	57,356

Property and equipment, net	5,819	6,118
Other assets	3,560	1,079
Total assets	$105,461	$64,553

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,018	$2,764
Accrued payroll and related expenses	2,191	1,558
Current portion of long-term debt	1,289	908
Total current liabilities	6,498	5,230

Other long-term liabilities	412	377
Long-term debt, net of current portion	62,149	2,118

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively.	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 28,333,296 and 28,163,690 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively.	28	28
Additional paid-in capital	177,669	187,162
Accumulated other comprehensive income	8	12
Accumulated deficit	(141,303)	(130,374)
Total stockholders’ equity	36,402	56,828
Total liabilities and stockholders’ equity	$105,461	$64,553

DexCom, Inc.
Statements of Operations
(In thousands — except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$1,012	$15
Cost of sales	3,062	2,081
Gross margin	(2,050)	(2,066)

Operating expenses
Research and development	4,035	5,494
Selling, general and administrative	5,371	3,842
Total operating expenses	9,406	9,336

Operating loss	(11,456)	(11,402)

Interest income, net	527	483
Net loss	$(10,929)	$(10,919)

Basic and diluted net loss per share	$(0.39)	$(0.43)
Shares used to compute basic and diluted net loss per share	28,223,454	25,556,603